Exhibit 99.1

Dear Friends and Shareholders,

Yesterday, I had the privilege of announcing a transformational partnership between Genius Brands and the Alibaba Company, the largest market cap company of China. We held an investor conference call, and the news has since been reported widely and I would like to share and amplify upon that with you today, as well as other important events now occurring at Genius Brands.

Alibaba and Genius Brands announced a partnership in which Alibaba will co-produce our upcoming tentpole series, Stan Lee's Superhero Kindergarten, starring Arnold Schwarzenegger. Alibaba will not only co-produce, but also distribute, promote, and do all the licensing of consumer products and merchandising in China.

Additionally, Alibaba will become Genius Brands’ global partner in the series, with a 7-figure investment. For those of you unfamiliar with Alibaba, it is an internet commerce company with a $488 billion market cap, often referred to as the “Amazon of China,” and the largest market cap company in China. Not only will they become our global partner in the series, but they will provide us with an entry point at the highest and most privileged level to access and capitalize on the enormous Chinese economy and 1.4 billion person consumer market.

Coinciding with the launch of Stan Lee's Superhero Kindergarten, Arnold Schwarzenegger, will not only star and co-produce with Genius Brands and Alibaba Group, but also becomes a significant shareholder in Genius Brands through his equity participation in lieu of other compensation.

We are excited to announce these important developments as they represent powerful data points in the growth of the company and creation of material assets and important revenues to come from those assets.

This comes on the heels of a number of other material developments recently.

One of our two tentpole series, Rainbow Rangers, on Nickelodeon, was recently expanded from one broadcast per day to THREE broadcasts per day Monday through Friday, with an ADDITIONAL PREMIERE EPISODE each Sunday. Such a commitment from a major network can only occur when a program is performing very well. This tripling of exposure will create greater and greater awareness of the program, as we are about to launch over 375 consumer product SKUs into the market at retail. The first of these were our Rainbow Rangers Halloween costumes which debuted exclusively at Walmart recently. The main product launch will be comprised of virtually every category of Rainbow Rangers product imaginable from toys led by Mattel Toys, to apparel, sleepwear, bedding, school supplies, party goods, publishing, bikes, vitamins, toothpaste, costume touring show, and others.

Concurrent with Rainbow Rangers on Nickelodeon, our other tentpole series Llama Llama on Netflix, is now entering the retail consumer product marketplace with broad promotional and licensing activities.  Llama Llama recently appeared on 80 million box tops of Kellogg’s Fruit Loops, Kellogg’s Raisin Bran and Kellogg’s kid snacks.

The most recent Llama Llama book from Penguin Publishing debuted on the New York Times kids best seller list at #5 with a total already of over 30 million Llama Llama books in print. And over 75 product SKUs anchor the brand, with significantly more to come. Meanwhile, we recently delivered a group of new episodes and holiday specials of Llama Llama, and the 2nd season on Netflix has now been delivered and will debut next month.

I am currently at the MIPCOM global tv conference in France, where we are selling our shows to the international broadcaster audience. The response has been strong and as shows air and establish themselves internationally, we activate consumer products licensing programs in each of those territories. All of this underscores the coming commerce and revenues at Genius Brands.

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The launch of these products into retail, now and in 2020, we believe will mark the transformation of Genius Brands from a ‘story stock’ to a stock with real revenues and earnings.

We have always said that it takes 4-5 years to take a kids property from creation through development, production, broadcast, distribution, licensing, and then to the retail shelf. We are finally now arriving to that spot with our two tentpole properties, Rainbow Rangers and Llama Llama.

Now, with the launch of Stan Lee's Superhero Kindergarten, and our transformational partnership announced today with Alibaba, we will soon have our third and largest global tentpole.

It is no coincidence that Stan Lee has been the creator of the most successful brands in entertainment, one after another after another.  From Spider-Man to the Incredible Hulk, to the X-Men, Iron Man, Thor, Fantastic Four, Guardians of the Galaxy, and of course The Avengers. There has never been someone who has so fully captured the public, with billions and billions of box office and licensed products, as Stan Lee.

We at Genius Brands have been very fortunate to have developed a number of properties created by Stan before he passed away last year. These now reside in our Genius Brands vaults under the banner of ‘Stan Lee Comics’, which we manage and co own with Stan's company POW!, and which we will roll out.

Though we cannot forecast the future, it bears repeating that over and again, Stan Lee properties have consistently generated billions of dollars of box office and consumer products revenue.

I remain bullish on our company and equally bullish on the category of animated assets.

Two noteworthy transactions took place this year. The Saban kids catalogue was sold to Hasbro Toys for $500 million dollars. Also sold to Hasbro was the Entertainment One asset for $4.2 billion dollars, led in large part, by its two lead properties, Peppa Pig and PJ Masks.

Lightning is silent until it strikes, and few people saw these transactions coming.

Much of our senior leadership at Genius Brands comes from The Walt Disney Company and Hasbro Toys, as well as the Spin Master Toy Company, the creators and owners of the billion-dollar mega-hit Paw Patrol. I am confident that our management is at the epicenter of this business and is as experienced as anyone in the creating and realizing of value.

With the recent delivery of Season 2 of Llama Llama to Netflix, we will be able to recognize that revenue this year. Meanwhile, we continue to pay down debt each month and strengthen our balance sheet.

Mindful of the above, in the last month, I made two additional investments personally in Genius one of $500,000 in Genius debt, and a subsequent one of $750,000 in common stock. These are in addition to the $2 million investment I made several months ago of a block of common stock above market at $3 per share.

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With the announcement of Alibaba today, and the recent rollout and news surrounding Rainbow Rangers and Llama Llama, I am more bullish than ever on the future of our company. I would like to thank our investors and shareholders who have been patient with the company during the ups and downs of our recent stock price. I have always said that the asset class of animation is a timeless value, which for those with patience, will be richly rewarded.

With today's transformational news, I believe that is becoming more apparent than ever.

Sincerely,

Andy Heyward

Genius Brands Chairman and CEO

P.S.

For the kid within you, please enjoy a peek into the upcoming Stan Lee's Superhero Kindergarten, starring Arnold Schwarzenegger!

Link:

https://ql.mediasilo.com/#ql/5da121f4e4b0d7524d15acac/1dfa832d-5747-4857-bd30-f71af3f9cec1

Forward Looking Statements:
Certain statements in this notice constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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